Exhibit 5.5

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

July 24, 2026

The Travelers Companies, Inc.

485 Lexington Avenue

New York, New York 10017

To the Addressee Stated Above:

We have acted as counsel to The Travelers Companies, Inc., a Minnesota corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-287779) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $750,000,000 aggregate principal amount of 4.950% Senior Notes due 2031 (the “Notes”) pursuant to the Underwriting Agreement dated July 21, 2026 (the “Underwriting Agreement”), among the Company and the several underwriters named therein.

We have examined the Registration Statement, the Underwriting Agreement, the Indenture, dated as of June 16, 2016 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), the Officers’ Certificate, dated July 24, 2026, delivered pursuant to the Indenture establishing the terms of the Notes and duplicates of the global notes representing the Notes. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

The Travelers Companies, Inc.	-2-	July 24, 2026

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In rendering the opinion set forth below, we have assumed further that the execution, issuance, delivery and performance by the Company of the Underwriting Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to any matters subject to any insurance laws of the State of New York or the rules and regulations promulgated thereunder; or the validity, legally binding effect or enforceability of Section 110 of the Indenture relating to the separability of provisions of the Indenture.

The Travelers Companies, Inc.	-3-	July 24, 2026

Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the law of the State of Minnesota, we have relied, without any independent investigation, upon the opinion of Wendy C. Skjerven, Esq., Vice President, Corporate Secretary and Group General Counsel of the Company dated the date hereof and our opinion is subject to the qualifications, assumptions, limitations and exceptions set forth therein.

We do not express any opinion herein concerning any law other than the law of the State of New York and, to the extent set forth herein, the law of the State of Minnesota.

We hereby consent to the filing of this opinion letter as Exhibit 5.5 to the Current Report on Form 8-K of the Company filed with the Commission in connection with the offer and sale of the Notes by the Company and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP